Exhibit (a)(3)(ii)

Felicitas Private Markets Fund

Proxy Voting Policy and Procedures

September 2026

Proxy Voting Procedures

Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), requires a registered investment adviser that exercises voting authority with respect to client securities to adopt and implement written policies and procedures that are reasonably designed to ensure that client securities are voted in the best interests of clients. Such policies and procedures must address how the investment adviser will resolve material conflicts of interest that may arise between the investment adviser and its clients, describe to clients the investment adviser’s proxy voting policies and procedures and, upon request, furnish clients with a copy of such policies and procedures, and disclose to clients how they may obtain information regarding how their securities were voted.

Skypoint Capital Advisers, LLC (“Skypoint” or the “Adviser”), the investment adviser to the Felicitas Private Markets Fund (the “Fund”), has delegated responsibility for voting proxies and exercising other voting, consent and approval rights with respect to the Fund’s portfolio investments to Felicitas Global Partners, LLC (“Felicitas” or the “Sub-Adviser”). Felicitas exercises such authority in accordance with its proxy voting policies and procedures and its fiduciary obligations to the Fund. Skypoint retains supervisory responsibility and oversight with respect to Felicitas’ exercise of delegated voting authority.

Because the Fund invests primarily in private investment funds and limited partnership interests, matters requiring the exercise of voting authority may arise in forms other than traditional proxy solicitations. Such matters may include amendments to governing documents, extensions, waivers, consents, restructurings, removal or replacement of a general partner or manager, dissolution matters and other matters requiring the vote, consent or approval of investors. References in these policies and procedures to “proxy voting” or “voting” include, as applicable, the exercise of these voting, consent and approval rights.

Felicitas will not place its own interests ahead of those of the Fund when exercising voting authority on the Fund’s behalf. Felicitas maintains procedures designed to identify and address material conflicts of interest that may arise between Felicitas and the Fund in connection with a voting matter. Prior to exercising voting authority, Felicitas will determine whether a material conflict of interest exists. A conflict will be considered material to the extent that it has the potential to influence Felicitas’ decision with respect to the matter. If Felicitas identifies a material conflict of interest, Felicitas will take appropriate steps designed to ensure that the voting decision is made in the best interests of the Fund, which may include abstaining from the vote or taking such other action as provided in Felicitas’ proxy voting policies and procedures.

Felicitas will exercise voting authority in a manner that it reasonably believes to be in the best interests of the Fund and its shareholders. Felicitas determines whether and how to exercise voting authority on a case-by-case basis in accordance with its proxy voting policies and procedures. In making such determinations, Felicitas will consider, as applicable, the potential effect of the matter on the Fund’s investment, the Fund’s investment objectives and strategy, the terms of the applicable governing documents, information provided by the issuer, general partner, investment manager or other relevant parties, and any material conflicts of interest. Felicitas may determine not to exercise a voting right where it reasonably determines that doing so would be in the best interests of the Fund.

Although proxy voting responsibility has been delegated to Felicitas, Skypoint retains supervisory responsibility and oversight of Felicitas’ proxy voting activities. Such oversight includes review of Felicitas’ proxy voting policies and procedures and periodic review of information regarding votes, consents and other approval decisions made on behalf of the Fund.

Records relating to proxy voting and the exercise of voting, consent and other approval rights on behalf of the Fund will be maintained in accordance with applicable law, including Rule 204-2 under the Advisers Act. Such records include, as applicable, the applicable proxy statements or other voting or consent materials, records of votes cast or other actions taken on behalf of the Fund, records of requests for information regarding how the Fund’s securities were voted, and documents prepared by Felicitas that were material to making a voting decision or that memorialize the basis for such decision. Felicitas will provide Skypoint with information regarding voting activity as reasonably necessary to permit Skypoint to fulfill its supervisory responsibilities and to enable the Fund to satisfy its regulatory reporting and disclosure obligations, including its obligations with respect to Form N-PX.

In connection with investments in private investment funds, Felicitas or its personnel may serve on an advisory board, limited partner advisory committee or similar body with respect to an investment held by the Fund. Such service may provide Felicitas with additional information regarding the investment and its operations. Felicitas will consider and address any material conflicts of interest arising from such service, including conflicts between the Fund and Felicitas or among clients invested in the same underlying investment, in accordance with its applicable policies and procedures.

Availability of Proxy Voting Information

Information regarding how the Fund voted proxies relating to portfolio securities during the most recent twelve-month period ended June 30 is available (i) without charge, upon request, by calling 1 (888) 884-8810 and (ii) on the Securities and Exchange Commission’s website at www.sec.gov